Filed by LogMeIn, Inc.

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: LogMeIn, Inc.

Commission File No.: 001-34391

This filing relates to the proposed merger (the “Merger”) of LogMeIn, Inc., a Delaware corporation (“LogMeIn”), and Logan Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly owned subsidiary of Logan Parent, LLC, a Delaware limited liability company (“Parent”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 17, 2019, by and among LogMeIn, Parent and Merger Sub (the “Merger Agreement”).

The following email was sent to employees of LogMeIn, Inc. on February 3, 2020

From: Bill Wagner

Hi everyone,

It’s now been more than 45 days since we announced our definitive agreement to be acquired by affiliates of Francisco Partners and Evergreen Coast Capital, the private equity affiliate of Elliott Management. As promised, here are some updates on our progress towards closing the acquisition:

Update on key milestones

During this time, we’ve surpassed some major milestones in the pre-close process. Over the past month, we achieved –anti-trust approvals in the U.S. as well as 1 of 2 similar approvals in other key international markets. Additionally, this morning, we announced the expiration of the 45-day go-shop period. Though we did engage with several other parties during this go-shop period, no other bids emerged.

A number of key closing conditions remain, including obtaining shareholder approval for the transaction at a special meeting of our shareholders in March and the successful transfer of our Federal and State telecommunications licenses, but we’re pleased with the progress we’ve made to date. We continue to believe that the acquisition will close in mid-2020.

What to expect in the near future

Until then, we continue to operate as a public company in our business-as-usual state. As such, we plan to announce our Q4 and 2019 earnings in mid-February.

I’m expecting to host a Global All Hands in mid-February where we can provide a quick recap of 2019, an overview of our 2020 priorities and an update on next steps as we continue to move towards an exciting new chapter for the company.

I look forward to speaking with you all then. In the meantime, it is important that we remain focused on the work at hand and continuing our momentum.

Best,

Bill

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving LogMeIn, Inc. (the “Company”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. LogMeIn filed a preliminary proxy statement and related materials with the Securities and Exchange Commission (“SEC”), on January 17, 2020 and, when completed, it expects to file a definitive proxy statement with the SEC. The definitive proxy statement will be sent or given to stockholders of the Company in connection with a special meeting of the stockholders called to seek approval of the proposed transaction and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and the Company’s website, www.logmeininc.com. In addition, the documents (when available) may be obtained free of charge by directing a request to InvestorRelations@LogMeIn.com.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the merger will be set forth in the Company’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the merger. Other information regarding these individuals may also be found in the proxy statement for the Company’s 2019 annual meeting of stockholders, which was filed with the SEC on April 12, 2019 (the “2019 Proxy Statement”). To the extent that holdings of the Company’s securities have changed since the amounts set forth in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “intends,” “forecasts,” “can,” “could,” “may,” “anticipates,” “estimates,” “plans,” “projects,” “seeks,” “should,” “targets,” “will,” “would,” “outlook,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond the Company’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain the Company’s stockholders’ approval of the transaction; the failure to obtain certain required regulatory approvals to the completion of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; the effect of the announcement of the transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the ability to meet expectations regarding the timing and completion of the merger; and other risks and uncertainties described in the Company’s reports and filings with the SEC, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 21, 2019 and other periodic reports the Company files with the SEC, which are available at www.sec.gov and the Company’s website at www.logmeininc.com. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so other than as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.